EXHIBIT 10.10


                                    AGREEMENT

     AGREEMENT, dated as of June 15, 2000, by and between EQUIDYNE CORPORATION, formerly known as American Electromedics Corp., a Delaware corporation (the "Company"), and MICHAEL T. PIENIAZEK (the "Executive").

     WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement, dated as of the 1st day of January, 2000 (the "Employment Agreement");

     WHEREAS, the Executive has a right to terminate the Employment Agreement for cause pursuant to Section 6.04(i) thereof and upon such termination to receive the amounts as provided for in Section 6.05(iv) thereof; and

     WHEREAS, the Executive and the Company agree to the following terms in lieu of the amounts contemplated pursuant to Section 6.05(iv) of the Employment Agreement;

     NOW, THEREFORE, in consideration of matters recited above and the mutual covenants and agreements herein contained, each party intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Termination of Employment; Departure Date. As of the date chosen by
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the Executive in his discretion, but no later than October 31, 2000 (the
"Departure Date"), the Executive's employment by the Company as Executive Vice-President and Chief Financial Officer shall terminate. The Company and the Executive acknowledge and agree that the Employment Agreement shall be terminated upon the date of execution of this Agreement, and shall no longer be of any force or effect and shall be superseded by this Agreement, except to the extent expressly provided herein.

     2.   Payments.
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          2.1  Current Payments.
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          (a)  From the date hereof through the Departure Date, the Executive shall receive compensation calculated according to his Base Salary as provided in Section 4.01 of the Employment Agreement. If the Departure Date is later than July 31, 2000, the Executive shall not be entitled to a pro rata portion of the Profits Bonus for Fiscal Year 2001 as provided in Section 4.02 of the Employment Agreement.

          (b) Upon the execution of this Agreement, the Company shall pay to Executive an amount of $200,000 in cash, in lieu of any Profits Bonus that may have become due for any and all fiscal years pursuant to Section 4.02 of the Employment Agreement.

          2.2  Departure Date Payments. On the Departure Date, the Company shall
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provide to the Executive (i) an amount of $400,000 in cash, if the Executive's
Departure Date is on or before September 1, 2000, however, the Company may, in


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its sole discretion, pay the Executive an amount of $475,000 in cash, if a new
Chief Financial Officer has been chosen and, in the Company's business judgment, a successful transition has been made to the new Chief Financial Officer, or
(ii) an amount of $475,000 in cash, if the Executive's Departure Date is after September 1, 2000.

          3.   Health Insurance Coverage. The Company shall make all premium
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payments on the behalf of the Executive for health insurance and dental insurance coverage for a period from the date hereof and extending one year from the Departure Date except that if the Executive becomes eligible to be covered by a similar plan through another employment or consulting arrangement during this period, the Company shall no longer be obligated to pay such premiums.

          4.   Agreement not to Compete ---Trade Secrets and Confidential
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Information. The entirety of Section 5 of the Employment Agreement shall
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continue in full force and effect and is hereby incorporated into this Agreement by reference. For purposes of Section 5.03 thereof, the two year period shall commence as of the Departure Date.

          5.   Change of Control. The entirety of Section 6.06 of the Employment
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Agreement shall continue in full force and effect through the Departure Date and is hereby incorporated into this Agreement by reference.

          6.   Indemnification. The Company shall indemnify the Executive
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against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from his past employment with the Company, or by reason of the fact that he was an officer of the Company, except those resulting from his willful misfeasance, gross negligence, bad faith or reckless disregard in the performance of his obligations and duties. The Executive shall be entitled to advances from the Company for payment of reasonable expenses incurred by him in connection with the matter as to which he is seeking indemnification in advance of the final disposition of such matter upon receipt by the Company of his written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. The Executive's right of indemnification hereunder shall continue after he ceases to be the Executive Vice President and a Director, and shall inure to the benefit of his heirs and personal representatives.

          7.   Releases. Effective as of the Departure Date, in consideration of
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the payments contemplated hereunder and other consideration provided to the
Executive pursuant to this Agreement, the Executive, for himself and his heirs, executors, administrators, hereby releases and forever discharges the Company, and any of its subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns, and all plan administrators and trustees of employee benefit plans maintained by any of them (collectively "Company Entities"), from all rights, claims or demands the Executive ever had, now has or hereafter may have based on his employment with the Company, or any subsidiary of the Company, or the termination of that employment, provided that the foregoing does not release any of the Company Entities from any obligations they may have to the Executive under this Agreement. The Company hereby releases the Executive from all rights, claims or demands the Company ever had, now has or hereafter may have based on the Executive's employment with the Company, or any subsidiary of


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the Company, or the termination of that employment, excluding the Executive's obligations to the Company under this Agreement. The foregoing mutual release covers both known and unknown claims, provided that the foregoing does not release either party hereto from any of his or its obligations under this Agreement or under the Employment Agreement which are provided for herein. Anything herein to the contrary notwithstanding, the provisions of this Section 7 shall not apply to limit the rights of either party to enforce the terms of this Agreement against the other party.

     8.   Miscellaneous
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          8.1  Notices. All notices, requests, demands or other communications
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hereunder shall be deemed to have been given if delivered in writing personally or by registered mail or national overnight courier or by facsimile to either party at the address set forth below, or at such other address as either party may designate in writing to the other:

          If to the Company:

          Equidyne Corporation
          11770 Bernardo Plaza Court - Suite 351
          San Diego, CA  92128
          Attn: Joseph R. Nelson, President
          Fax:  (858) 451-7002

          If to the Executive:

          Michael T. Pieniazek
          38 Westview Road
          Worcester, MA 01602
          Fax:  (   )    -
                      --- ----

          8.2  Severability. Any provision of this Agreement which is deemed
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invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          8.3  Counterparts. This Agreement may be executed in separate
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counterparts, any one of which need not contain signatures of more than one party, but all of which taken together with constitute one and the same agreement.

          8.4  Amendments. No amendments or other modifications to this
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Agreement may be made except by writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this


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Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

          8.5  Assignability. This Agreement is personal to the Executive and
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shall not be assignable by him without the written consent of the Company. This
Agreement shall inure to the benefit of and be binding upon the Executive and the Company and their respective heirs, administrators, successors or assigns.

          8.6  Governing Law. This Agreement shall be governed by and construed
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in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.

          8.7  Withholding. The Company may withhold from any amounts payable
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under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                                        EQUIDYNE CORPORATION

                                        By:
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                                               Joseph R. Nelson, President

                                           ------------------------------------
                                                  MICHAEL T. PIENIAZEK


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